EXHIBIT 99.8

Motors Liquidation Company 401 S. Old Woodward Ave. Suite 370 Birmingham, MI 48009 Phone: 313.486.4044 Fax: 313.486.4259

FOR IMMEDIATE RELEASE

Media Contact:
Steve Blow
Eisbrenner Public Relations
+1.248.554.3515
+1.248.303.1067 (mobile)

Motors Liquidation Company Chapter 11 Plan Consummated

~11 Additional Sites Sold or Under Purchase Agreement, Nearly All Claims Resolved~

DETROIT (March 31, 2011) - The United States Bankruptcy Court for the Southern District of New York entered an order confirming the Second Amended Joint Chapter 11 Plan of Motors Liquidation Company (f/k/a General Motors Corporation) ("MLC") and certain of its direct and indirect subsidiaries (the “Plan”) on March 29, 2011, and today all the conditions to the effectiveness of the Plan were met or waived making the Plan effective. MLC’s chapter 11 case is one of the largest and most complex bankruptcy cases in U.S. history and the effectiveness of the Plan paves the way for the implementation of a unique trust structure that will continue environmental remediation, claims resolution and stock distribution to unsecured creditors.

MLC of Harlem, Inc. (f/k/a Chevrolet-Saturn of Harlem, Inc.), MLCS, LLC (f/k/a Saturn, LLC), MLCS Distribution Corporation (f/k/a Saturn Distribution Corporation), Remediation and Liability Management Company, Inc., and Environmental Corporate Remediation Company, Inc. (collectively with MLC, the “Debtors”) are also included in the confirmation ruling.

“Consummation of the plan is a testament to the fact that creative approaches to old challenges coupled with a dedicated team working closely with federal and local governments, regulatory bodies, communities and creditors, can create unique solutions in a relatively short period of time,” said Al Koch, CEO of MLC. “This marks the historic completion to an incredibly complex bankruptcy and I believe history will regard this case as the benchmark for large industrial bankruptcies in the future, especially when it comes to environmental remediation, asset liquidation and claims resolution.”

The plan creates four trusts and, one, the GUC Trust, will be responsible for resolving the outstanding claims of the Debtors’ unsecured creditors and distributing the General Motors Company (“General Motors”) outstanding common stock and warrants owned by MLC to those unsecured creditors whose claims are allowed.  MLC presently owns 10% of General Motors’ common stock, plus warrants that are exercisable for a further 15% of General Motors’ common stock on a fully diluted basis.  MLC’s interest includes150 million shares of common stock, a warrant to acquire 136.4 million shares at $10/share and a warrant to acquire 136.4 million shares at $18.33/share.

www.motorsliquidation.com

Claims resolution was a key focus for MLC. MLC successfully negotiated the resolution of nearly 85 percent of the $275 billion in claims that were filed against the company since it filed for bankruptcy in June 2009. MLC leveraged unique technological solutions provided by AlixPartners LLP in order to manage the treatment of more than 750,000 contracts, and the analysis of more than 70,000 claims. This Web-enabled collaboration considerably enhanced the efficiency and effectiveness of the process.  This was combined with extensive and collaborative negotiations for claims at numerous federal and state EPA Superfund sites.

Additionally, the Environmental Response Trust, or “ERT,” crafted by MLC in conjunction with federal, state and local regulators, provides $536 million (subject to certain adjustments) for the continuing environmental remediation of remaining properties, for as long as 100 years in some cases. The ERT’s assets will consist of cash, remaining unsold real properties, and the equipment that is located at those properties.

“The ERT is a unique structure as compared to the traditional large environmental bankruptcy in that it provides an overall ‘national’ remediation solution backed by significant funds, while also providing a strong voice to the states involved in the process,” said Ted Stenger, executive vice president of MLC. “It is nearly impossible to redevelop such properties for productive, job-creating purposes unless environmental remediation is complete or the buyer can be assured the funding exists. The Plan provides this assurance and has contributed to the sale or agreement to sell more than a dozen MLC properties.”

MLC anticipates that the majority of the environmental remediation contemplated in the ERT should be completed or well underway within five years, and that the ERT will have adequate funding to bring facilities to regulatory closure.

A third trust will handle both present and future asbestos-related claims against the Debtors, while a fourth trust will deal with certain litigation-related claims of the Debtors.

An additional significant accomplishment has been the aggressive real estate sales during the bankruptcy process. Although environmental remediation has been a need at many of the sites under MLC’s control, MLC’s asset-sales team, working closely with federal and state governments and local communities, has been able to recently sell or secure sales agreements for 11 properties including:
•	Pittsburgh Stamping
•	Moraine (Ohio) Assembly
•	Grand Rapids (Mich.) Stamping
•	Parma (Ohio) complex and land
•	Pontiac (Mich.) Assembly
•	Pontiac Centerpoint Central
•	Pontiac Centerpoint West
•	Pontiac Site 15
•	Pontiac Site 17
•	Pontiac Site 25
•	Pontiac building

These new sales are in addition to previously announced sales at facilities such as:
•	Wilmington (Del.) Assembly, sold to Fisker Automotive Inc. for the production of hybrid electric cars.

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•	Pontiac (Mich.) Centerpoint Campus, sold to Raleigh Studios Inc. for the creation of a movie studio supporting Michigan’s film industry.
•	Strasbourg (France) Powertrain, sold to General Motors and saving approximately 1,200 jobs.

About MLC
On June 1, 2009, General Motors Corporation and certain subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. An order was entered approving the sale of substantially all of the company’s operating assets to a new and independent company under Section 363 of the Bankruptcy Code and the sale closed on July 10, 2009.  On that date, General Motors Corporation changed its name to Motors Liquidation Company.

For court documents, a list of scheduled hearings, and other information related to Motors Liquidation Company’s bankruptcy proceedings, please visit http://www.motorsliquidationdocket.com/.
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